EXHIBIT 14.1
PACIFIC OFFICE PROPERTIES TRUST, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
1. Complying With Law
All employees, officers and directors of the Company should respect and comply with all applicable laws, rules and regulations of the U.S. and other countries, and of the states, counties, cities and other jurisdictions, in which the Company conducts its business.
Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the Company’s Insider Trading Policy or to the Chief Executive Officer if they have questions regarding the applicability of such insider trading prohibitions.
This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Chief Executive Officer or the Company’s Employee Handbook if you have any questions.
2. Conflicts Of Interest
All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.
Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code of Business Conduct and Ethics.

3. Corporate Opportunity
Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company, directly or indirectly.
Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
4. Confidentiality
Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Chief Executive Officer or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Chief Executive Officer if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even after employment with the Company ends.
5. Fair Dealing
Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.
6. Protection And Proper Use Of Company Assets
All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.
7. Accounting Complaints
The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

8. Reporting Any Illegal or Unethical Behavior
Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code of Business Conduct and Ethics or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact either their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Chief Executive Officer of the Company or the Audit Committee or Nominating and Corporate Governance Committee. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.
9. No Retaliation
The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct.
10. Public Company Reporting
As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.
11. Violations
Violations of this Code of Business Conduct and Ethics, including failures to report potential violations of others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.
12. Amendment, Modification And Waiver
This Code of Business Conduct and Ethics may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating and Corporate Governance Committee, subject to the disclosure requirements and other provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder and the applicable rules of the American Stock Exchange.